Spectrum Control, Inc.

Proxy Statement

Index

Transmittal
Notice of Annual Shareholder Meeting April 8, 2002
Proxy Statement for Annual Meeting of Shareholders to be held April 8, 2002
Solicitation of Proxy
Revocation of Proxy
Proxy Solicitation Cost
Annual Report
Corporate Governance
Election of Directors
Directors of the Company
Compensation of Directors
Securities Ownership
Certain Relationships and Related Transactions
Executive Compensation
2001 Option Grants
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Base Salary
Performance-Based Cash Awards
Long-Term Incentive Stock Options
2001 Chief Executive Officer Compensation
Change in Control Agreements
Employee 401(k) Profit Sharing Plan
Directors' Long-Term Incentive Plan
Stock Price Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
Appointment of the Company's Auditors for the Fiscal Year 2002
Report of the Audit Committee
General Matters
Appendix A - Audit Committee Charter
Proxy Card

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of Commission only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Spectrum Control, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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SPECTRUM CONTROL, INC. 8031 Avonia Road Fairview, Pennsylvania 16415

Notice of Annual Shareholder Meeting April 8, 2002

SPECTRUM CONTROL, INC.

To the Shareholders:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Spectrum Control, Inc. will be held at the Bel-Aire Hotel, 2800 West Eighth Street, Erie, Pennsylvania 16505, on Monday, April 8, 2002, at 9:00 a.m., prevailing time, for the following purposes:

1.	To elect two Directors to hold office for a term of three years.
2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.
3.	To transact such other business as may come before the meeting or any adjournment thereof.
Accompanying this Notice is a Form of Proxy and Proxy Statement.
Shareholders of the Company of record at the close of business on February 15, 2002 are entitled to notice and the right to vote at the Annual Meeting. Each holder of shares of Common Stock is entitled to one (1) vote per share.

ALL SHAREHOLDERS ARE URGED TO ATTEND THE MEETING OR TO VOTE BY PROXY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.
By Order of the Board of Directors

JAMES F. TOOHEY, Secretary

You are urged, whether you own one or many shares, to mark, date, sign and promptly mail the enclosed Proxy in the enclosed envelope in order that your Company receives enough proxy vote returns to conduct its annual meeting.

Proxy Statement for Annual Meeting of Shareholders to be held April 8, 2002

Solicitation of Proxy

       This Proxy Statement and the accompanying form of proxy will be mailed to all Shareholders of Spectrum Control, Inc., 8031 Avonia Road, Fairview, Pennsylvania 16415 ("Spectrum", "the Corporation" or "the Company") by March 1, 2002, and is furnished in connection with the Directors' solicitation of proxies for the Annual Meeting of Shareholders to be held on April 8, 2002 at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Only holders of Common Stock of record at the close of business on February 15, 2002, will be entitled to vote. On that date there were 13,109,813 shares of Common Stock outstanding, the holders of which will vote together as a class.

       Each share of Common Stock entitles the holder thereof to one (1) vote. With respect to the election of Directors, Shareholders have the right to vote cumulatively. This means that each Shareholder may multiply the number of shares he or she owns by the number of Directors to be elected and distribute this number among any number or all of the candidates in any manner he or she desires. Cumulative voting enables Shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of Directors being voted upon; persons holding less than a majority of shares voting may thereby be able to elect one or more Directors.

Revocation of Proxy

       The giving of a proxy does not preclude the right to vote in person should the person giving the proxy desire, and the person giving the proxy has the power to revoke the proxy at any time before it has been exercised. This right of revocation is not limited nor is it subject to any formal procedure.

Proxy Solicitation Cost

       The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its Common Stock.

Annual Report

       The Annual Report of the Company for the year ended November 30, 2001, is being mailed to Shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy soliciting materials.

Corporate Governance

       The By-Laws of the Corporation provide that the business shall be managed by a Board of Directors, up to eleven (11) in number, who need not be residents of Pennsylvania or Shareholders of the Corporation, and who normally serve for terms of three (3) years each. The Company presently has eight (8) Directors.

       During the past fiscal year, the Board of Directors met seven (7) times. All Directors attended more than 80% of the Board of Directors and Committee Meetings they were scheduled to attend.

       Because of the multitude of matters requiring Board consideration, the Board of Directors has established a number of committees to devote attention to specific subjects, as further described below.

Committees of the Board

       Acquisition, Divestiture, and Major New Business Development Committee: This Committee reviews and recommends to the Board matters involving acquisition of companies and product lines, and divestiture of plant and/or product lines. The current members of this Committee are Gerald A. Ryan, Chairman; Edwin R. Bindseil; John P. Freeman; Melvin Kutchin; and Richard A. Southworth. It met two (2) times in 2001.

       Audit Committee: The Audit Committee recommends to the Board the engagement of independent public accountants to audit the financial statements of the Company. It also negotiates and recommends the fee to be paid by the Company to the Auditors for audit and non-audit services. Its responsibility further includes reviewing the proposed scope and results of the audit, as well as the scope, adequacy and results of the Company's internal audit and control procedures. The current members of the Audit Committee are: John M. Petersen, Chairman; J. Thomas Gruenwald; and Gerald A. Ryan. It met five (5) times in 2001.

       Compensation Committee: The Compensation Committee reviews and makes recommendations to the Board on salary, incentive compensation practices and benefit programs for the compensation of the President and other key employees; recommends to the Board the amount and method of compensation of Board members; and reviews annually the operation and performance of incentive compensation plans that apply to the President and other key employees of the Company. The current members of this Committee are James F. Toohey, Chairman; Edwin R. Bindseil; John M. Petersen; and Gerald A. Ryan. It met three (3) times in 2001.

       Finance Committee: The Finance Committee of the Board of Directors has the responsibility of analysis of the financial condition and trends of the Company. The Committee reports the information to the full Board for possible resolution or action. Included as specific responsibilities of this Committee are: ratifying and approving all financial projections, forecasts and expectations that are intended for submission to banks, financial institutions or the public. The current members of this Committee are John P. Freeman, Chairman; Edwin R. Bindseil; John M. Petersen; Gerald A. Ryan; and Richard A. Southworth. It met eleven (11) times in 2001.

       Nominating Committee: This Committee has the responsibility for recommending to the Board of Directors nominees to fill Board vacancies. The Nominating Committee also has the responsibility for providing the evaluation of director performance, bringing to the Board recommendations for the membership of the Committees of the Board, and recommending to the Board a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise. The Committee will consider Board nominees recommended by management or shareholders, and such recommendations, together with appropriate biographical information, may be delivered in writing to the attention of the Nominating Committee Chairman at the Company's principal executive offices. The current members of this Committee are James F. Toohey, Chairman; Melvin Kutchin; and Gerald A. Ryan. It met two (2) times in 2001.

Election of Directors

       The Company presently has eight (8) Directors. It is intended that the proxies given to Directors will be used to elect the nominees named below, all of whom are now members of the Board of Directors and whose present terms expire at the time of this meeting.

Name	Age	First Elected Director	Term	Term to End

Edwin R. Bindseil	71	1991	3 yrs.	2005
John P. Freeman	47	1991	3 yrs.	2005

The terms of the following six (6) Directors extend beyond the time of this meeting:

Name	Age	First Elected Director	Term	Term to End

J. Thomas Gruenwald	54	2000	3 yrs.	2003
Melvin Kutchin	76	1995	3 yrs.	2003
John M. Petersen	73	1970	3 yrs.	2004
Gerald A. Ryan	66	1968	3 yrs.	2003
Richard A. Southworth	59	1998	3 yrs.	2004
James F. Toohey	67	1968	3 yrs.	2004

Directors of the Company

       Edwin R. Bindseil obtained his undergraduate degree in Chemical Engineering from the University of Detroit and an MBA from Harvard University. Mr. Bindseil retired from AMSCO after 31 years of service, 22 years of which he served in senior executive management positions, including general management, marketing, operations, research and development, acquisitions and corporate strategic planning. Currently, Mr. Bindseil is an independent businessman, consultant and entrepreneur. He also serves as a Director of a number of privately held companies.

       John P. Freeman is a graduate of Gannon University in Accounting and is a Certified Public Accountant and Certified Management Accountant. He joined the Company in 1988 as Controller. Prior to that time, he was a principal in a public accounting firm. In 1990, he was named Vice President and Chief Financial Officer. In December of 2000, he was named Senior Vice President.

       J. Thomas Gruenwald obtained his undergraduate degree in Physics from the University of Cincinnati, and his Masters degree and Ph.D. in Theoretical Physics from Purdue University. He has been employed by Tellabs, Inc. since 1991, serving in various executive positions including Vice President of Strategic Resources and Director of Engineering - Network Access Division. Currently, Mr. Gruenwald serves as Senior Vice President and General Manager of the Access Systems Group. Prior to joining Tellabs, Mr. Gruenwald served as President of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T. He was appointed a Director of the Company in June of 1999.

       Melvin Kutchin is a graduate of the University of Pennsylvania and was appointed a Director of the Company in October of 1994. He served as President of Kitchen and Kutchin, Inc., manufacturer's representative of electronic components, from 1961 through January 1994 when he became Chairman of the Board. From 1980 through 1990, he was President of JBM Electronics, a manufacturer of delay lines and other magnetic devices.

       John M. Petersen is a graduate of the University of Pittsburgh. He is the retired President and Chief Executive Officer of Erie Family Life Insurance Company, Erie Indemnity Company, Erie Insurance Company and Flagship City Insurance Company, comprising the Erie Insurance Group, and serves as a Director of each of these Companies. Since 1995, he has been an investment consultant. Mr. Petersen is a founder and has served as a Director of Spectrum since 1970.

       Gerald A. Ryan is a graduate of the Massachusetts Institute of Technology and has been a Director of the Company since its inception and Chairman since 1991. Mr. Ryan serves as Director/Chairman Emeritus of Rent-Way, Inc. a company listed on the New York Stock Exchange in the rental-purchase business. Mr. Ryan is also a director of Intrenet, Inc.

       Richard A. Southworth is a graduate of Gannon University in Mechanical Engineering and Mathematics. He joined the Company in 1991 as Vice President and General Manager. Prior to joining the Company, Mr. Southworth held executive positions with National Water Specialties, Philips Components, Murata Electronics North America, and Erie Technological Products. In 1997, Mr. Southworth was named President and Chief Executive Officer.

       James F. Toohey is a graduate of Gannon University and Dickinson School of Law and is a practicing member of the Erie County Bar Association. He is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc., general counsel to the Company, and has been a Director and Secretary of the Company since its organization.

Compensation of Directors

       Directors who are not full-time employees are compensated for services as Directors as authorized and approved by the full Board of Directors. In 2001, the Directors received compensation, paid monthly, based upon the following:

Board of Directors Annual Retainer	$12,000
Committee Chairman Annual Retainer	1,000
Attendance at each Board Meeting	1,000	*
Attendance at each Committee Meeting	750
Secretary Annual Fee	2,100
* $500 if attended via telephone

Securities Ownership

       The following table sets forth, as of February 15, 2002, the securities beneficially owned by: (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each Director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all Officers and Directors of the Company as a group. Except as otherwise indicated, all Shareholders listed below have record and beneficial ownership of, and sole voting and dispositive power over, the securities listed.

Beneficial Owner	Shares of Common StockOwned	Common Stock Options Owned (1)	Total Beneficial Ownership of Common Stock Outstanding (1)	Approximate Percentage of Common Stock Outstanding (1)

Quaker Capital
Management (2)	1,368,900	-	1,368,900	10.24%
Cannell Capital, LLC (3)	1,077,186	-	1,077,186	8.06%
Dimensional Fund
Advisors, Inc. (4)	867,700	-	867,700	6.49%
Edwin R. Bindseil	105,100	22,500	127,600	0.95%
John P. Freeman(5)	52,195	33,000	85,195	0.64%
J. Thomas Gruenwald	-	2,500	2,500	0.02%
Lawrence G. Howanitz (5)(6)	2,989	33,000	35,989	0.27%
Melvin Kutchin(7)	27,500	17,500	45,000	0.34%
John M. Petersen(8)	354,435	22,500	376,935	2.82%
Gerald A. Ryan(9)	129,309	22,500	151,809	1.14%
Robert L. Smith(5)	10,949	24,000	34,949	0.26%
Richard A. Southworth(5)	63,438	38,334	101,772	0.76%
James F. Toohey(10)	295,457	22,500	317,957	2.38%
Brian F. Ward (5)	2,796	16,000	18,796	0.14%
All Officers and
Directors as a Group	1,076,828	254,334	1,331,162	9.96%
(12 persons)

(1)

Includes only Common Stock Options exercisable within sixty days of the date of this Proxy Statement, which securities are deemed for purposes of the Securities Act of 1933 to be owned beneficially (but not of record) by their respective holders. The shares underlying these securities are deemed to be outstanding for purposes of determining the percent of class with respect to each Holder and all Directors and Officers as a group.

(2)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Quaker Capital Management, 401 Wood Street, Suite 1300, Pittsburgh, Pennsylvania 15222.
(3)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Cannell Capital, LLC, 150 California Street, Fifth Floor, San Francisco, California 94111.
(4)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc., 1229 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(5)

Includes the following shares held in the Company's 401(k) Profit Sharing Plan for the benefit of the named individual: 7,414 shares for Mr. Freeman; 2,589 shares for Mr. Howanitz; 7,949 shares for Mr. Smith; 6,078 shares for Mr. Southworth; and 2,796 shares for Mr. Ward.

(6)	Includes 400 shares of Common Stock held by Mr. Howanitz's spouse and child.
(7)	Includes 10,000 shares of Common Stock held by Mr. Kutchin's spouse.
(8)	Includes 20,000 shares of Common Stock held by Mr. Petersen's spouse and 5,000 shares held in Individual Retirement Accounts for the benefit of Mr. Petersen and his spouse.
(9)

Includes 70,000 shares of Common Stock held in Individual Retirement Accounts for the benefit of Mr. Ryan and his spouse and 5,000 shares owned by the Ryan Children's Trust of 1993, of which Mr. Ryan is sole trustee.

(10)

Mr. Toohey is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. which holds 339,310 shares of Common Stock in its Profit Sharing Plan. Of this amount, 197,385 shares are included in the table above for Mr. Toohey. Mr. Toohey disclaims beneficial ownership as to all other shares held by such firm and does not have voting or dispositive power with respect thereto.

Certain Relationships and Related Transactions

       Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. performed legal services for the Company during the 2001 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. James F. Toohey, a Director of the Company, is a partner in this law firm.

Executive Compensation

       Summary Compensation Table. The following table shows the compensation paid to the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company who served as executive officers at the end of the 2001 fiscal year, for services rendered to the Company and its subsidiaries during fiscal year 2001. The table also includes amounts relating to the fiscal years 2000 and 1999. Inapplicable column headings have been omitted.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Other Annual Compen-sation ($)(3)	Securities Underlying Options(#)	All Other Compen-sation($)(4)

Richard A. Southworth President, Chief Executive Officer	2001 2000 1999	323,558 248,846 229,308	- 250,000 228,850	- - -	35,000 30,000 30,000	5,250 6,173 5,733

John P. Freeman Senior Vice President, Chief Financial Officer	2001 2000 1999	179,261 136,596 124,269	- 82,200 66,864	- 30,000 20,859	12,000 21,000 21,000	4,482 3,398 2,982

Brian F. Ward Senior Vice President, Sales and Marketing	2001 2000 1999	179,173 136,596 123,923	- 82,200 66,864	- - -	12,000 21,000 15,000	4,393 3,398 2,973

Lawrence G. Howanitz Senior Vice President, Operations	2001 2000 1999	179,173 136,596 117,558	- 82,200 62,370	- - -	12,000 21,000 21,000	3,583 2,718 2,351

Robert L. Smith Vice President, Quality and Technology	2001 2000 1999	144,308 108,538 105,712	- 65,400 60,297	- - -	7,500 12,000 12,000	2,632 2,694 2,518

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.
(2)	Amounts earned under the Company's At-Risk Compensation Plan.
(3)	Amounts earned under the Company's former Directors' Performance Incentive Plan.
(4)	Matching contributions made by the Company to the Spectrum Control, Inc. 401(k) Profit Sharing Plan on behalf of the named executive officers.

2001 Option Grants

The following table shows information regarding grants of stock options in fiscal year 2001 to the named executive officers.

	Individual Grants

Name	Number of Securi-ties Under-lying Options Granted (#)(1)	% of Total Options Granted to Employees in 2001 Fiscal Year(2)	Exercise Price per Share ($)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4) 5%($) 10%($)

Richard A. Southworth	35,000	16.28	8.75	12/21/05	84,700	186,900

John P. Freeman	12,000	5.58	8.75	12/21/05	29,040	64,080

Brian F. Ward	12,000	5.58	8.75	12/21/05	29,040	64,080

Lawrence G. Howanitz	12,000	5.58	8.75	12/21/05	29,040	64,080

Robert L. Smith	7,500	3.49	8.75	12/21/05	18,150	40,050

(1)

All options were granted under the Company's Stock Option Plan of 1995. Options are exercisable in three equal annual installments commencing two years from the date of grant. All unexercised options expire five years from the date of grant.

(2)	The Company granted options representing 215,050 shares to employees during fiscal year 2001.
(3)	The exercise price per share of each option is equal to the fair market value of Common Stock on the date of grant.
(1)

Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, as prescribed by the Securities and Exchange Commission, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment with the Company through the option term, and the date on which the options are exercised and the underlying shares are sold. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     Option Exercises and 2001 Fiscal Year End Values Table. The following table sets forth information with respect to the named executive officers concerning the exercise of options during the fiscal year ended November 30, 2001 and unexercised options held as of November 30, 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(2)

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard A. Southworth	25,000	116,793	10,000	93,334	4,109	35,425

John P. Freeman	9,168	69,021	15,000	51,000	11,600	23,020

Brian F. Ward	9,000	37,375	4,000	47,000	60	16,460

Lawrence G. Howanitz	1,334	4,185	15,000	51,000	11,600	23,020

Robert L. Smith	4,334	17,752	12,000	31,500	6,680	13,180

(1)	Market value of underlying securities on date of exercise, minus the exercise price.
(2)	Total value of options (market value of underlying securities minus exercise price of option) based on a per share fair market value of Company Common Stock of $5.89 at November 30, 2001.

Compensation Committee Interlocks and Insider Participation

      As discussed above, the members of the Compensation Committee during 2001 were Messrs. Bindseil, Petersen, Ryan and Toohey. All four members are non-management or outside directors. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity of which any member of the Spectrum Board is in any way affiliated.

Compensation Committee Report
The Company's Compensation Committee is charged with the responsibility of recommending an executive compensation program, plans and policies to the Board of Directors.

      The Compensation Committee is committed to compensating the key executives in such a manner as to encourage them to develop business strategies to capitalize on Spectrum's position in the electronic control products and systems business and to grow in new technology markets. The Committee is dedicated to attracting and retaining the best executive talent available to achieve its aggressive strategy.

      Accordingly, the Committee periodically retains the services of compensation consultants to prepare and update executive compensation studies. As a result, the Committee has adopted a compensation package comprised of base salary, performance-based cash awards and long-term incentive stock options.

Base Salary

      The Committee's goal is to establish base salaries which are fair, reasonable and competitive with similar industrial companies. With this in mind, the Committee periodically reviews and analyzes compensation consultant data and establishes base salaries within plus or minus 20% of the estimated average base compensation levels of similar companies as indicated in the consultant's report.

Performance-Based Cash Awards

      The Company's executive officers are eligible for annual cash awards which are calculated under a plan known as the At-Risk Compensation Plan, (the "ARC"). The purpose of this plan is to provide strong incentive for key employees to properly motivate individuals under their direction thereby obtaining for the shareholders the best financial results possible under the prevailing circumstances. The ARC utilizes Profit Before Taxes (the "PBT") as a basis for payment. Each year, the Board of Directors establishes a minimum PBT increase over the prior year that must be achieved before the program is activated. For 2001, the activation threshold was a 7.5% increase. There is a graduated scale of payments for management if the increase in PBT exceeds the activation threshold. Based upon these factors, no awards were earned or paid for the fiscal year 2001.

Long-Term Incentive Stock Options

      In recognition that an overall compensation package should include rewards for efforts which impact on the value of the company stock, the Committee has recommended and the Board has adopted a policy to award competitive amounts of annual stock options to the key executives of Spectrum. Such options are priced at 100% of the Common Stock's fair market value as of the date of grant. The grant of these options shall be consistent with the adoption of the Annual Operating Plan.

The Company currently utilizes the Stock Option Plan of 1995 to provide the annual grant of stock options.
2001 Chief Executive Officer Compensation

      Mr. Southworth's base salary in 2001 of $325,000 was determined in accordance with the criteria described in the "Base Salary" section of this report. The At-Risk Compensation Plan for 2001 provided for a possible award to Mr. Southworth not to exceed 100% of his annualized salary. The actual award is calculated and paid upon completion of the year end audit and is arithmetically determined based upon the increase in PBT over the prior year and the minimum activation threshold established by the Board of Directors. Based upon these factors, no award was earned or paid for performance in fiscal year 2001.

Change in Control Agreements

      The Company does not have any employment agreements with its executive officers. However, these officers are subject to confidentiality agreements which require them to treat all information concerning the Company as confidential during and after their employment with the Company. In June 2000, the Company entered into Change in Control Agreements with Mr. Southworth and Mr. Freeman. Pursuant to these agreements, Mr. Southworth and Mr. Freeman will each receive, if terminated within twelve months of a change in control of the Company, a minimum compensation package equal to their base salary and "at-risk compensation" received under the At-Risk Compensation Plan for the fiscal year prior to the change in control.

Submitted by the Compensation Committee:
James F. Toohey, Chairman
Edwin R. Bindseil
John M. Petersen
Gerald A. Ryan

Employee 401(k) Profit Sharing Plan

      The Company maintains a Qualified Employee 401(k) Profit Sharing Plan. Annual profit sharing contributions to the Plan, if any, are determined by the Board of Directors. The assets of the Plan are held in trust and invested in various mutual funds and collective trusts under the direction of the Plan participants. Substantially all U.S. employees are eligible for participation in the Plan. The annual allocation to each Employee's Profit Sharing Account is based upon the actual compensation paid to the Participant.

      A Participant becomes fully vested in his Profit Sharing Account balance on the earliest of the following dates: (i) upon the completion of seven years of service; (ii) upon attaining normal retirement age of 65; (iii) upon incurring total disability; or (iv) on the date of the Participant's death. A Participant may not receive a distribution from the Employee Profit Sharing Account prior to the earliest of the following dates: (i) termination of employment with the Company; (ii) retirement or (iii) death. The Plan provides that distribution of the Participant's entire interest in the Plan must begin no later than the taxable year in which the Participant attains age seventy and one-half (70-1/2) or, if later, the year the Participant retires and terminates employment with the Employer.

      The Plan includes a tax deferred employee savings plan pursuant to Section 401(k) of the Internal Revenue Code. The Company matches an employee's contribution to the savings plan at a rate determined by the Board of Directors. The Company's matching contribution to the 401(k) plan is not subject to any vesting requirements.

Directors' Long-Term Incentive Plan

      Effective for fiscal years prior to 2001, the Board of Directors had adopted a Directors' Performance Incentive Plan (the "DPIP") which provided for an annual cash payment to each Director of an amount equal to the price appreciation of 5,224 common shares. Price appreciation was measured over a five-year period, ending on June 30 of the current year, and was subject in all cases of adjustments for stock splits, combinations and similar transactions. Aggregate amounts of $180,000 in 2000 and $126,000 in 1999 were paid under the DPIP. In connection with the adoption of the 1996 Non-Employee Directors Stock Option Plan, the Board of Directors amended the DPIP to terminate effective July 1, 2000.

      The 1996 Non-Employee Directors Stock Option Plan (the "Plan") was approved by the Corporation's stockholders on April 1, 1996. The Plan is designed to promote the long-term success of the Corporation by creating a mutuality of interests between the non-employee directors and the stockholders. Under the terms of the Plan, stock options to purchase 7,500 shares of Common Stock are granted annually to all qualified non-employee Directors. The option exercise price is equal to the market price of the Company's Common Stock on the date of the option grant. The options become exercisable at varying dates and expire five years from the date of grant. In 2001, aggregate options to purchase 45,000 shares of Common Stock were granted to non-employee Directors, at an exercise price of $ 7.00 per share. In 2000, aggregate options to purchase 45,000 shares of Common Stock were granted at an exercise price of $11.13 per share. In 1999, aggregate options to purchase 37,500 shares of Common Stock were granted at an exercise price of $4.38 per share.

Stock Price Performance Graph

      The following graph shows the Company's total return to shareholders compared to the S&P 500 Index and the NASDAQ Electronic Components Stock Index over the five year period from 1997 though 2001. The graph assumes that $100 was invested on December 1, 1996, in the Company's Common Stock and in each of the other indices.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and owners of more than 10% of the Common Stock to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based on a review of such reports, the Company believes that during the fiscal year ending November 30, 2001, all such filing requirements were met.

Appointment of the Company's Auditors for the Fiscal Year 2002

      Upon recommendation of the Audit Committee, the Board of Directors has resolved to appoint Ernst & Young LLP as the Company's auditors for the fiscal year ending November 30, 2002, subject only to ratification by the Shareholders. Fees for last fiscal year's annual audit were $77,000, audit related fees were $6,000, and fees for all other non-audit services (including corporate tax return preparation) were $18,000.

      Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement, if they desire to do so, and such representatives will be available to respond to appropriate questions. All services of the auditors were reviewed by the Audit Committee and approved by the Board of Directors prior to commencement. No relationship exits other than the usual relationship between independent public accountant and client.

      The Audit Committee has considered whether the provision of non-audit services by the Company's auditors in connection with the year ended November 30, 2001 were compatible with the auditor's independence.

Report of the Audit Committee

      The Audit Committee, composed of three non-employee Directors, is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A. In accordance with this charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

      The Committee discussed with the independent auditors the overall scope and plan for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held five meetings during fiscal year 2001.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10K for the year ended November 30, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Submitted by the Audit Committee:
John M. Petersen, Chairman
J. Thomas Gruenwald
Gerald A. Ryan

General Matters

      The Directors know of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters. Should any Nominee for the office of Director become unable to accept nomination or election, the persons named in the proxy will vote it for the election of such other person, if any, as the Board of Directors may recommend. The Board of Directors is not aware that any Nominee named herein will be unable or unwilling to accept nomination or election.

You are advised that the deadline for submitting Shareholder proposals for consideration at the next annual meeting is December 6, 2002.

      The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies personally or by telephone. In addition to solicitation by mail and regular employees as aforesaid, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy soliciting material to their principals, and the Company may reimburse them for their expense in so doing.

      You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted, and if you attend the meeting, as we hope you will, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

JAMES F. TOOHEY, Secretary
Dated: March 1, 2002

Appendix A

Audit Committee Charter

The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of the Company ("the Company") will have the oversight responsibility, authority and specific duties as described below.
COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be elected annually at the organizational meeting of the full Board held in April and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

AUTHORITY

The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. All employees will be directed to cooperate with respect to the requests of the Committee. The Committee will have the authority to retain external professionals to render advice and counsel to the extent it deems necessary, provided it keeps the Board advised of the nature and extent of such outside advice.

The Committee will perform such other functions as are authorized by the Board of Directors.
MEETINGS

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

SPECIFIC DUTIES
In carrying out its oversight responsibilities, the Committee will:
1.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit Committee Requirements.
2.	Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.
3.	Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.
4.	Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.
5.	Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.
6.	Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. I, Independence Discussions with Audit Committees.
7.	Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.
8.	At the completion of the annual audit, review with management, internal audit and the independent accountants the following:
  The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.
  Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.
  Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.
  Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

9.	After preparation by management and review by internal audit and independent accountants, approve the report required under SEC Rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.
10.	Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.
11.	Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.
12.	Recommend to the Board the selection, retention or termination of the Company's independent accountants.
13.	Review the appointment and replacement of the senior internal audit executive.
14.	Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.
15.	Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.
16.	As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the NYSE, Statements on Auditing Standards and other accounting, legal and regulatory provisions.
17.	Oversight of Executive Officers and Directors and Conflicts of Interest. Review conflicts of interest involving directors or executive officers. The Committee shall review compliance with Company policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountant. The Committee also shall review significant questionable or illegal payments.
18.	Risk Management. Review and evaluate risk management policies in light of Spectrum's business strategy, capital strength, and overall risk tolerance. The Committee also shall evaluate on a periodic basis Spectrum's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

SPECTRUM CONTROL, INC - PROXY

This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints James F. Toohey as the Proxy of the undersigned, with the full power of substitution, to vote all of the undersigned's shares of Common Stock in Spectrum Control, Inc., at the Annual Meeting of Shareholders to be held on April, 8, 2002, and at any adjournment thereof, for the transaction of such business as may come before the meeting and the following matters which are described in the Proxy Statement accompanying the Notice of said meeting.

1. ELECTION OF DIRECTORS
FOR the Nominees listed below	WITHHOLD AUTHORITY to vote for the Nominees listed below

Edwin R. Bindseil	John P. Freeman
(To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list.)
2. Ratification of the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year 2002.
FOR	AGAINST	ABSTAIN
3. In his discretion, the Proxy is authorized to vote upon such business as may properly come before the meeting.

(Continued on reverse side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signed if jointly held

Date , 2002

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.